Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP SELLS $650 MILLION OF SENIOR NOTES

Indianapolis, Indiana — March 20, 2009…..Simon Property Group, Inc. (NYSE:SPG) announced today that it has agreed to sell $650 million of senior notes of its majority-owned partnership subsidiary, Simon Property Group, L.P., in an underwritten public offering through Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as joint book-running managers and Credit Suisse Securities (USA) LLC and Greenwich Capital Markets, Inc. as co-managers.  The offering consists of $650 million of 10.35% notes due 2019. The notes were priced at 97.578% of the principal amount to yield 10.75% to maturity.  The offering is expected to close on March 25, 2009.

Simon will use the net proceeds from this offering to reduce the outstanding balance on its unsecured credit facility and for general corporate purposes.

Copies of the prospectus may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, telephone: 1 (800) 294-1322; Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, telephone: 1 (866) 476-2526, facsimile: 1 (212) 902-9316 or prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities Inc., Attn: Investment Grade Syndicate Desk, 270 Park Avenue, 8th Floor, New York, New York 10017, telephone: 1 (212) 834-4533, facsimile: 1 (212) 834-6081.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, the Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 386 properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.